Filed pursuant to Rule 424(b)(5)

Registration Nos. 333-283028 and 333-288921

Prospectus Supplement

(to Prospectus Supplements dated May 20, 2025, April 7, 2025, and May 28, 2025 to Prospectus dated November 22, 2024)

Up to $100,000,000

Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated November 22, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statements on Form S-3 (File Nos. 333-283028 and 333-288921) (collectively, the “Registration Statement”), as previously supplemented by our Prospectus Supplements, dated April 7, 2025, May 20, 2025 and May 28, 2025 (such Prospectus Supplements together with the Prospectus, the “Prior Prospectuses”), relating to the offer and sale of shares of our common stock pursuant to the terms of that certain Amended and Restated Sales Agreement (the “Sales Agreement”), dated May 27, 2025, by and among the Company, A.G.P./Alliance Global Partners (“A.G.P.”) and Curvature Securities LLC (“Curvature” and together with A.G.P., the “Sales Agents”). This Prospectus Supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the Prior Prospectuses to update the amount of shares we are eligible to sell pursuant to such Prospectus. We are increasing the amount of shares of Common Stock we may offer and sell under the Sales Agreement by an aggregate offering price of up to $100,000,000 from time to time through the Sales Agents, which is in addition to the shares of Common Stock having an aggregate gross sales price of approximately $63,469,250 that were sold pursuant to the Prior Prospectuses to date.

Our common stock is listed on Nasdaq under the symbol “IXHL”. The last sales price of our common stock, as reported on Nasdaq on July 23, 2025, was $1.01 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Prospectus Supplement dated April 7, 2025 and the risk factors incorporated by reference into this Prospectus Supplement and the Prior Prospectuses, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

Curvature

The date of this Prospectus Supplement is July 24, 2025